Promissory Note

$2,572,139.00	Austin, Texas	August 17, 2018

This Promissory Note (the "Note") is executed pursuant to that certain Construction Financing Agreement (as amended, modified, restated or replaced from time to time, the "Loan Agreement") dated of even date herewith, by and between Fifteen Five Corporation, a Texas corporation (the "Borrower") and Independent Bank (the "Lender"). The Advance to be made hereunder by the Lender shall be made in reliance upon each and all of the terms, conditions, representations, warranties, covenants and agreements of the Loan Agreement. In no event will the Lender have any obligation to advance any proceeds of this Note unless the Borrower fully satisfies all conditions thereto set forth in the Loan Agreement. Capitalized terms which are used in this Note and are not otherwise defined are used with the meanings provided for them in the Loan Agreement, unless the context clearly requires otherwise.

For value received, the Borrower promises to pay to the order of the Lender, at its primary office in the City of Georgetown, Williamson County, Texas (or at such other place as the Lender may hereafter direct the Borrower), the principal sum of $2,572,139.00, or the outstanding principal amount advanced hereunder, whichever is the lesser, in legal and lawful money of the United States of America, with interest on the outstanding portion thereof for the period such sums are unpaid, as hereinafter specified. Principal and interest shall be payable as hereinafter specified.

  Defined Terms. Capitalized terms used herein are used with the same meanings given such terms in the Loan Agreement and the Note, unless otherwise indicated by the context in which used. As used herein, capitalized terms which are not otherwise defined shall have the same meanings given below.
    Adjustment Dates. The term "Adjustment Dates" means August 17, 2028 (the "First Adjustment Date"), August 17, 2033 (the "Second Adjustment Date"), and August 17, 2038 (the "Third Adjustment Date").
    Applicable Interest Rate. The term "Applicable Interest Rate" shall mean (i) a fixed rate of interest equal to 5.95% per annum from the date of this Note to the First Adjustment Date, (ii) beginning with the First Adjustment Date to the Maturity Date, a fixed rate per annum equal to the Index Rate on each Adjustment Date, plus 0.50% per annum, but in no event less than 6.00% per annum (not to exceed the Maximum Lawful Rate). The Applicable Interest Rate shall be determined by the Lender on each Adjustment Date based on the Index Rate in effect on the respective Adjustment Date. The Lender's determination of the Applicable Interest Rate shall be deemed conclusive absent manifest error.
    Conversion Date. The term "Conversion Date" means August 17, 2019.
    Index Rate. The term "Index Rate" means the prime rate as published from time to time in The Wall Street Journal (currently in the "Money Rates" section) and presently denominated as the base rate posted by 70% of the nation's 10 largest banks. In the event more than one such rate, or a range of such rates, is published, then the Index shall be the highest of such rates. In the event such rate ceases to be published by The Wall Street Journal, then the Index shall be the varying per annum rate of interest denominated by the Lender from time to time as its base rate of interest, as such rate is established by the Lender for the guidance of its loan officers, whether or not such rate shall otherwise be published, with the rate so determined changing as and when such rate changes. The Borrower understands that the Index may not be the lowest rate of interest charged to or paid by customers of the Lender, or of any other financial institution, that the Index is not necessarily more favorable than another rate or index, and that rates on other loans or credit facilities may be based on indices other than the Index.
    Maturity Date. The term "Maturity Date" means August 17, 2039.
    Maximum Lawful Rate. The term "Maximum Lawful Rate" means the maximum rate of non-usurious interest, and the term "Maximum Lawful Amount" means the maximum amount of non-usurious interest permitted with respect to the indebtedness evidenced by this Note from time to time by applicable law after taking into account any and all fees, payments, and other charges that constitute interest under applicable law. Unless changed in accordance with applicable law, the applicable rate ceiling under Texas law shall be the weekly ceiling in effect from time to time, as provided in Chapter 303 of the Texas Finance Code (as amended), subject to the provisions of Section 303.009 of the Texas Finance Code ( as amended).
    Monthly Payment Amount. The term "Monthly Payment Amount" means an amount initially determined by the Lender on the Conversion Date and thereafter on each Adjustment Date which shall be the amount necessary to repay the Principal Amount Advanced in 240 consecutive equal monthly installments of principal and interest at the Applicable Interest Rate in effect on the date of any determination of the Monthly Payment Amount. Lender's calculations shall be deemed conclusive absent manifest error.
    Monthly Payment Date. The term "Monthly Payment Date" means the 17th day of each month, beginning September 17, 2018.
    Principal Amount Advanced. The term "Principal Amount Advanced" means the principal amount advanced by the Lender on this Note.
  Repayment of Principal and Interest. This Note is due and payable as follows:
    Interest only shall be due and payable monthly as it accrues on each Monthly Payment Date until, and including, the Conversion Date.
    Principal and interest payments equal to the Monthly Payment Amount shall be due and payable on each Monthly Payment Date beginning the first Monthly Payment Date following the Conversion Date until and including the Maturity Date.
    The entire amount hereof, principal and interest then remaining unpaid, shall be due and payable in full on the Maturity Date.
  Interest Rate. Interest on the outstanding Principal Amount Advanced shall accrue to the Maturity Date, or such earlier date as principal owing hereunder becomes due and payable, at the Applicable Interest Rate, as may be adjusted by the Lender as provided herein.
  Default Interest. The Borrower shall pay interest (after, as well as before, judgment to the extent permitted by applicable law) on all past due amounts outstanding hereunder and all past due amounts owing under any of the Collateral Agreements at a rate per annum equal to the Maximum Lawful Rate calculated on the basis of actual days in a year.
  Application of Payments. All payments made under this Note shall be applied, to the extent thereof, to the payment of any late charges, fees or other charges outstanding hereunder or under any Collateral Agreement, to accrued but unpaid interest, to unpaid principal, and to any other sums due and unpaid to Lender under any Collateral Agreement, in such manner and order as Lender may elect in its sole discretion, any instructions from the Borrower or anyone else to the contrary notwithstanding.
  Interest Recoupment. If at any time and from time to time the Lender is prevented from collecting the rate of interest and the fees specified in this Note by applicable law or governmental regulation, the Lender shall be entitled to recoup the amount it would have otherwise been able to collect (the "Recoupment Amount") during such period when the recoupment will not violate such applicable law or regulation (the "Recoupment Period"). During each Recoupment Period, the Borrower shall continue to pay the Maximum Lawful Rate until there has been paid hereon, in addition to the interest at the applicable rate specified herein during such Recoupment Period, an amount equal to the Recoupment Amount. Interest collected by the Lender during each Recoupment Period shall first be applied to payment of current interest due at the applicable rate specified in this Note and any remaining interest collected shall be applied to the Recoupment Amount. When the Lender shall have recouped all of the Recoupment Amount, the interest rate payable by the Borrower shall revert to the applicable rate specified in this Note. In no event, however, shall the interest rate charged hereunder ever exceed the Maximum Lawful Rate and in the event of any prepayment hereof, only that portion of the Recoupment Amount which has been earned through the date of prepayment shall be payable.
  Interest Accrual. Interest on this Note shall be calculated at a daily rate based on a year of 360 days, with the daily rate so determined being applied for the actual number of days elapsed, provided that in no event shall the amount of interest payable hereunder exceed the Maximum Lawful Amount.
  Default Interest. The Borrower shall pay interest (after, as well as before, judgment to the extent permitted by applicable law) on all past due amounts outstanding hereunder and all past due amounts owing under any of the Collateral Agreements at a rate per annum equal to the Maximum Lawful Rate calculated on the basis of actual days in a year (the "Default Rate").
  Rescission of Payments. If at any time any payment made under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of one of the Borrower or any endorser, guarantor and surety of this Note or otherwise, the Borrower's obligation to make such payment shall be reinstated as though such payment had not been made.
  Collateral Agreements. Payment of this Note is secured by, and this Note is entitled to the benefits of, all security agreements, collateral assignments, deeds of trust, mortgages and lien instruments executed by the Borrower, or any of them if more than one (and other similar instruments, and any guaranties, endorsements or other agreements, executed by any other party) (collectively, the "Collateral Agreements"), to secure, guarantee or otherwise provide for payment hereof, in favor of or for the benefit of the Lender or other holder hereof, including those which have been previously executed or are executed concurrently herewith or subsequently hereto. Without limiting the generality of the foregoing, it is recognized that the Collateral Agreements include, and that this Note is secured by and entitled to the benefits of, that certain Deed of Trust, Security Agreement, Collateral Assignment of Leases and Rents, and Financing Statement of even date herewith executed by the Borrower to Daniel W. Brooks, Trustee for the benefit of the Lender, which instrument covers certain real property (the "Real Property") located in Williamson County, Texas.
  Acceleration Upon Default. It is expressly provided that upon default in the punctual payment of this Note or any part hereof, principal or interest, as the same shall become due and payable, or upon default in the performance of or compliance with any of the terms of this Note or any of the Collateral Agreements, or the occurrence of any default or event of default as defined in any thereof, the outstanding principal and the accrued and unpaid interest owing hereon shall be matured, at the option of the Lender.
  Payment of Expenses. To the extent not prohibited by applicable law and subject to the provisions of Section 15 hereof, the Borrower agrees to pay all reasonable costs and expenses and reimburse the Lender for any and all reasonable expenditures of every character incurred or expended from time to time by the Lender to third parties for services rendered in connection with the Lender's negotiation, documenting and closing the loan evidenced by the provisions of this Note (the "Loan"), and any amendments, renewals, extensions, modifications, replacements and additions hereto and to the Collateral Agreements, as well as evaluating, monitoring, administering and protecting the Loan and the collateral described in the Collateral Agreements (the "Collateral") and creating, perfecting and realizing upon the Lender's security interest in and liens upon the Collateral, and all reasonable costs and expenses incurred or expended by the Lender to third parties for services rendered and related to the Lender's exercising any of its rights and remedies hereunder, under any of the Collateral Agreements, or at law, including, without limitation, all appraisal fees, consulting fees, filing fees, taxes, brokerage fees and commissions, fees incident to security interests, liens and other title searches and reports, escrow fees, attorney's fees, legal expenses, court costs, auctioneer fees and expenses, other fees and expenses incurred in connection with liquidation or sale of the Collateral and all other professional fees. Any amount to be paid hereunder by the Borrower to the Lender, to the extent not prohibited by applicable law, shall bear interest from the date of expenditure until reimbursed to the Lender by the Borrower at the rate of interest which may be applicable from time to time during the period such funds remain unpaid as provided in this Note.
  General Waivers. The Borrower, and all endorsers, guarantors and sureties of this Note severally waive presentment for payment, demand, notice of intent to accelerate, notice of acceleration, protest and notice of protest, and of dishonor and diligence in collecting and the bringing of suit against any other party, and agree to all renewals, extensions, partial payments, releases, subordinations and substitutions of security, in whole or in part, with or without notice, before or after maturity. The failure by the Lender to exercise any of its rights, remedies, recourses, or powers upon the occurrence of one or more defaults shall not constitute a waiver of the right to exercise the same or any other right, remedy, recourse, or power at any subsequent time in respect to the same or any other default. The acceptance by the Lender of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the Lender's rights, remedies, recourses, or powers at that time, or any subsequent time, or nullify any prior exercise of any such right, remedy, recourse or power without the written consent of the Lender, except as and to the extent otherwise required by applicable law.
  Jurisdiction; Venue; Applicable Law. The Borrower agrees and consents to the jurisdiction of the District Courts of Travis County, Texas, and of the United States District Court for the Western District of Texas (Austin Division) and acknowledges that such courts shall constitute proper and convenient forums for the resolution of any actions between the Borrower and the Lender with respect to the subject matter hereof, and agree that such courts shall be the sole and exclusive forums for the resolution of any actions between the Borrower and the Lender with respect to the subject matter hereof, except that any suit to foreclose any lien which secures the payment hereof may be brought by the Lender in the county or district where the property subject to such lien is located. This Note shall be governed by and construed in accordance with the applicable laws of the United States of America and the laws of the State of Texas, except that Chapter 346 of the Texas Finance Code shall not apply to this Note.
  Reduction in Interest. It is the intention of the Borrower and the Lender to conform strictly to the applicable laws of usury. All agreements and transactions between the Borrower and the Lender, whether now existing or hereafter arising, whether contained herein or in any other instrument, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, late payment, prepayment, demand for prepayment or otherwise, shall the amount contracted for, charged or received by the Lender from the Borrower for the use, forbearance, or detention of the principal indebtedness or interest hereof, which remains unpaid from time to time, exceed the Maximum Lawful Amount. Any interest payable hereunder or under any other instrument relating to the Loan that is in excess of the Maximum Lawful Amount, shall, in the event of acceleration of maturity, late payment, prepayment, demand or otherwise, be applied to a reduction of the principal indebtedness hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such principal, such excess shall be refunded to the Borrower. To the extent not prohibited by law, determination of the Maximum Lawful Amount of interest shall at all times be made by amortizing, prorating, allocating and spreading all interest at any time contracted for, charged or received from the Borrower in connection with the Loan in equal parts during the period of the full term of the Loan until repayment in full of the principal (including the period of any renewal or extension hereof), so that the actual rate of interest on account of such indebtedness does not exceed the Maximum Lawful Amount.
  Successors. As used herein, the term "Lender" shall include the successors and assigns of the Lender and any subsequent owner and holder of this Note.
  Extension of Due Date. If the payment of principal or interest to be made on this Note shall become due on a day other than a Business Day (as hereinafter defined), such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for such payment beyond the maturity date hereof, in which event the payment shall be made on the Business Day immediately preceding the day on which such payment would otherwise have been due). The term "Business Day", as used herein, shall mean any day of the year (other than a Saturday or Sunday) on which the Lender is open to the public for conducting all regular business and is not required or authorized to close.
  Late Charge. Subject in all respects to the limitations and provisions set forth in Section 15 of this Note, the Borrower agrees that in the event any scheduled payment due under this Note (other than the final payment at maturity) shall become overdue for a period of ten (10) days, a late charge in the amount of five percent (5%) of that payment may be charged by the Lender for the purpose of defraying the expense incident to handling such delinquent payment. Such late charge shall be assessed no more than one time per delinquent payment.
  Set Off. If the unpaid principal amount of this Note, interest accrued hereon or any other amount owing by the Borrower hereunder or under any of the Collateral Agreements shall have become due and payable (by acceleration or otherwise), the Lender shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set off against and to appropriate and apply to such due and payable amounts any debt owing to the Borrower, and any other funds held by the Lender in any manner for the account of the Borrower. Such right shall exist whether or not the Lender shall have given notice or made any demand hereunder, whether or not such debt owing to or funds held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender. The Borrower hereby consents to and confirms the foregoing arrangements and confirms the Lender's rights of set off. Nothing in this Note or in any of the Collateral Agreements shall be deemed a waiver or prohibition of or restriction on the Lender's rights of set off.
  Right to Prepay. The Borrower reserves the right to prepay this Note in full at any time prior to maturity but only upon payment of the applicable Prepayment Premium (as hereinafter defined), if any. In the event prepayment is funded, directly or indirectly, from a financing source other than the Lender, a Prepayment Premium shall be due and owing contemporaneously with any such prepayment. The Prepayment Premium (the "Prepayment Premium") shall be determined as follows: The Prepayment Premium will be five percent (5%) of the aggregate principal amount prepaid during the First Loan Year, four percent (4%) of the aggregate principal amount prepaid during the Second Loan Year, three percent (3%) of the aggregate principal amount prepaid during the Third Loan Year, two percent (2%) of the aggregate principal amount prepaid during the Third Loan Year, and one percent (1%) of the aggregate principal amount prepaid during the Fifth Loan Year. The term "Loan Year" means each twelve (12)-month period commencing with the date hereof. For purposes of making such determination the date of this Note shall be the first day of the First Loan Year and each successive Loan Year will be determined accordingly. The foregoing notwithstanding, this Note may be prepaid in full without premium or penalty upon a sale of the Mortgaged Property (as defined in the Deed of Trust) by the Borrower to a third party unrelated to Borrower.
  Purpose of Loan. This Note (i) is in renewal, extension and rearrangement, but not in extinguishment, of the unpaid balance of that one certain promissory note in the original principal sum of $656,250.00, dated September 15, 2017, executed by the Borrower, and payable to the order of the Lender, more fully described in and secured by a Deed of Trust of even date therewith on the Real Property, duly recorded as Document No. 2017085816, Official Public Records of Williamson County, Texas; and (ii) represents additional sums in cash advanced to or for the benefit of the Borrower by the Lender, provided, however, that the terms and provisions of this Note shall govern the rights and remedies of the Lender and the obligations and liabilities of the Borrower and shall supersede the terms, provisions, rights, remedies and obligations under the promissory note renewed hereby.
  WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO THIS NOTE OR THE ACTIONS OF THE LENDER IN THE ENFORCEMENT HEREOF.
  USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

  Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the Act. The Borrower agrees to provide such information from time to time to the Lender.

THIS NOTE AND THE COLLATERAL AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Fifteen Five Corporation,
a Texas corporation
By /s/ Thomas Ince
      Thomas Ince, President